                                   SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

                                          RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

                                                                  (Thousands of Dollars)

                                                                    Year Ended December 31,        3 Months     3 Months   12 Months
                                ----------------------------------------------------------------     Ended       Ended       Ended
                                        2000       2001         2002         2003          2004    03/31/04     03/31/05    03/31/05
                                     --------    --------      --------    --------     ---------  --------   -----------  ---------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)   $(1,456,584)  $3,192,815  $1,831,335   $1,339,147   $1,329,441 $206,356   $235,353 $1,358,440
Add:
  Taxes on income (2)                 (1,021,452)   1,658,033     641,786      388,120      438,008   68,503     65,289    434,794
  Rentals (3)                              2,905        2,128       1,240          638          776      178        270        865
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power (4)            1,699        1,659       1,616        1,568        1,515      384        370      1,501
  Amortization of previously
      capitalized fixed charges            1,390        1,083       1,440        1,638        1,405      324        384      1,465
                                      -----------   ----------  ----------   ---------   ---------- --------- --------- ----------
Total earnings before income
  taxes and fixed charges (A)        $(2,472,042)  $4,855,718  $2,477,417   $1,731,111   $1,771,145 $275,745  $ 301,666 $1,797,065
                                     ===========   ==========  ==========   ==========   ========== ========  ========= ==========

FIXED CHARGES:
  Interest and amortization          $ 571,760    $   784,858  $  584,442   $  451,792   $  399,169 $102,819  $ 100,799 $  397,149
  Rentals (3)                            2,905          2,128       1,240          638          776      178        270        865
  Capitalized fixed charges -
      nuclear fuel (5)                   1,538            756       520             97          839      253         61        647
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (4)          1,699          1,659     1,616          1,568        1,515      384        370      1,501
  Preferred and preference stock
      divident requirements -
      pre-tax basis                     33,754         37,907    29,119         22,262       22,962    6,553      5,777     22,611
                                      ---------     ---------  --------       --------   ----------  -------   ---------  --------
Total fixed charges (B)              $ 611,656    $   827,308  $ 616,937   $   476,357   $  425,261 $ 110,187 $ 107,277 $ 422,773
                                     =========    ===========  =========   ===========   ========== ========= ==========   =======

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):               (4.04)(6)       5.87       4.02          3.63         4.16      2.50       2.81      4.25
                                      =========     =========  =========    ==========   ==========    ======  =========    ======

(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.

(2)   Includes allocation of federal income and state franchise taxes to other income.

(3)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.

(4)   Allocable portion of interest included in annual minimum debt service requirement of supplier.

(5)   Includes fixed charges associated with Nuclear Fuel.

(6)   Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,083,698,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.